Exhibit 107.1
Calculation of Filing Fee Table
Form S-8
(Form Type)
GRAIL, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	500,000	$15.02	$7,510,000.00	$147.60 per $1,000,000	$1,108.48
Total Offering Amounts					$7,510,000.00		$1,108.48
Total Fee Offsets(3)							$ —
Net Fee Due							$1,108.48
(1)     Pursuant to Rule 416 under the Securities Act, this Registration Statement covers (i) such additional number of shares of common stock, par value $0.001 per share, of GRAIL, Inc. (“Common Stock”) issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement that may become issuable under the GRAIL, Inc. 2024 Employment Inducement Incentive Award Plan.
(2)    Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices per share of the common stock as reported on The Nasdaq Stock Market LLC on August 27, 2024.
(3)     GRAIL, Inc. does not have any fee offsets.

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